Exhibit 99.1

FOR IMMEDIATE RELEASE:
Friday, November 13, 2015

Contact:	Lori Strimple
Jersey Shore State Bank
(570) 320-2056
lori.strimple@jssb.com

Penns Woods Bancorp, Inc. Announces Addition to Board of Directors

Williamsport, PA — November 13, 2015 (PWOD) — Richard A. Grafmyre, CFP® President & CEO of Penns Woods Bancorp, Inc. and R. Edward Nestlerode, Jr., Chairman of the Board of Penns Woods Bancorp, Inc. recently announced that Brian Knepp, CPA, PWOD Senior Vice President/ Chief Financial Officer, was appointed to the Penns Woods Bancorp, Inc. Board of Directors.

With over 17 years of bank accounting experience Knepp is responsible for the company’s financial and accounting functions, SEC filings and tax planning. He also administers the bank’s asset/liability position and the company’s investment portfolio. As well as his PWOD positions he is a member of the JSSB Board of Directors, CFO of PWOD’s banking subsidiaries JSSB and Luzerne Bank, and the CEO of the JSSB subsidiary, M Group, Inc. D/B/A as The Comprehensive Financial Group (CFG).

He holds his CPA certification and graduated from Susquehanna University with a Bachelor of Science degree in accounting. Dedicated to accounting education, he is a member of the Pennsylvania Institute of Certified Public Accountants, the American Institute of Certified Public Accountants, and the Financial Manager’s Society.

According to Grafmyre, “Brian’s financial knowledge and experience is a positive addition to the Penns Woods Bancorp, Inc. Board of Directors. He understands the direction we are taking the company and is a positive role model for our employees.”

About Penns Woods Bancorp, Inc.

Penns Woods Bancorp, Inc. (PWOD) is the bank holding company for Jersey Shore State Bank and Luzerne Bank. The banks serve customers in North Central and North Eastern Pennsylvania through their retail banking, commercial banking, mortgage services and financial services divisions. Penns Woods Bancorp, Inc. stock is listed on the NASDAQ National Market under the symbol PWOD.